EXHIBIT (a)(1)(viii)

QUESTIONS AND ANSWERS ON

WENDY’S PROFIT SHARING AND SAVINGS PLAN

TENDER RIGHTS AND PROCEDURES

A. DESCRIPTION OF THE OFFER

1. What is the Offer?

On October 18, 2006, the Company offered to purchase up to 22,222,222 Shares of its common stock at a price not greater than $36.00 nor less than $33.00 per Share. The Offer will be open from Wednesday, October 18, 2006 until it expires at 5:00 P.M., Eastern Standard Time, on Thursday, November 16, 2006, unless it is extended by the Company. Wendy’s Profit Sharing and Savings Plan (the “401(k) Plan”) participants with Shares allocated to their 401(k) Plan account as of November 13, 2006 (“Plan Shares”) may provide for the tender of Plan Shares for purchase pursuant to the Offer by so indicating on the enclosed gold 401(k) Plan Direction Form and returning it as directed no later than 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006. The Company will, upon the terms and subject to the conditions of the Offer, determine a price per Share, not greater than $36.00 nor less than $33.00 per Share, less any applicable withholding taxes and without interest, that it will pay for the Shares validly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest price (the “Purchase Price”) that will allow it to purchase 22,222,222 Shares or, if a lesser number of Shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. In the event more than 22,222,222 Shares are tendered pursuant to the Offer, the Company may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer. By way of example, the Company may purchase up to an additional 2,362,191 of its outstanding Shares to the extent tendered pursuant to the Offer. Wendy’s also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. All shareholders whose Shares are purchased by Wendy’s will receive the Purchase Price for each Share purchased pursuant to the Offer. This process is known as a “modified Dutch Auction.”

If the number of Shares tendered at or below the Purchase Price selected by the Company exceeds the total number of Shares to be purchased, all Shares tendered at or below the Purchase Price selected by the Company would be accepted on a pro rata basis. “Pro rata” simply means that each person can sell an equal proportion of the Shares offered to the Company. For example, if 44,444,444 Shares are tendered at or below the Purchase Price and 22,222,222 are to be purchased, then the Company would purchase approximately 50% of the Shares tendered at the Purchase Price. If the total number of Shares tendered (including Plan Shares) is less than 22,222,222 and the 401(k) Plan tenders all of your Shares at or below the Purchase Price, then the proration percentage will not be applied to your tendered Shares and the Company will instead buy all of your tendered Shares.

The Offer is fully described in the Offer to Purchase provided to you. PLEASE READ IT CAREFULLY.

2. If I tender my Shares, will I receive any dividends declared by the Company in the future?

If you tender your Shares, you will not be entitled to receive future dividends with respect to any Shares the Company purchases. You will be entitled to any dividends declared for which the record date is a date before the expiration date of the Offer. The Offer is an element of the Company’s overall plan to enhance shareholder value. If the Company is unable to purchase 22,222,222 Shares in the Offer, it will consider, in its sole discretion, various other options, including, among other things, additional Share repurchases.

3. What are my rights under the Offer?

If you have your 401(k) Plan account invested in the Wendy’s Company Stock Fund (the “Company Stock Fund”), you may tender some or all of the Shares. Because all of these Plan Shares are held in trust for your benefit, they are registered in the name of Fidelity. Consequently, except as described in Q&A 5 below, Fidelity will actually tender Plan Shares in accordance with your directions.

IF YOU WANT TO TENDER YOUR PLAN SHARES, YOU MUST DIRECT FIDELITY TO DO SO AND STATE THE PRICE OR PRICES AT WHICH YOU WANT TO TENDER. FIDELITY WILL TENDER YOUR PLAN SHARES ONLY IF DIRECTED. IF YOU DO NOT RESPOND, YOUR PLAN SHARES WILL REMAIN IN YOUR ACCOUNT AND WILL NOT BE TENDERED.

4. Are there any situations where Fidelity would not follow my directions?

The enclosed gold 401(k) Plan Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Fidelity tenders Shares on behalf of the Plan, they may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the trust agreement between Wendy’s and Fidelity prohibit the sale of Shares to Wendy’s for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. Fidelity will determine “adequate consideration” based on the prevailing market price of the Shares on the New York Stock Exchange on the date the Shares are tendered by Fidelity (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Fidelity may be unable to follow participant directions to tender Shares to Wendy’s at certain prices within the offered range. Fidelity will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by Wendy’s ($36.00 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•	If the prevailing market price is equal to or lower than the price at which you direct Shares be tendered, Fidelity will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $33.00 to $36.00, Fidelity will follow your direction regarding the percentage of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $33.00 to $36.00, for all Shares directed to be tendered at the “per Share purchase price to be determined pursuant to the tender offer”, Fidelity will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

5. Which documents did I receive in the Offer materials and what is their purpose?

You received the following materials in this mailing:

•	Letter from the Company. This announces the Offer.

•	Offer to Purchase, dated October 18, 2006. This document (white, bound document) describes the Offer. PLEASE READ IT CAREFULLY.

•	Letter of Transmittal. This document (long blue document) is part of the Offer and therefore is being provided to you. However, it does not apply to or provide detailed instructions for tendering Plan Shares. Do NOT use it to tender Plan Shares. If you hold Shares outside of the 401(k) Plan, please refer to this blue Letter of Transmittal for instructions on how to tender those Shares.

•	Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan which includes information about the 401(k) Plan and the Offer.

•	Questions and Answers on Wendy’s Profit Sharing and Savings Plan Tender Rights and Procedures (white document you are reading).

•	401(k) Plan Direction Form (gold form). YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO FIDELITY IN THE ENCLOSED ENVELOPE IF YOU WISH TO DIRECT FIDELITY TO TENDER YOUR PLAN SHARES. THIS DOCUMENT MUST BE USED IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

•	Reply Envelope. A postage pre-paid, pre-addressed envelope for your reply to Fidelity’s tabulator is enclosed.

6. How do I direct Fidelity?

The only way that you can tender your Plan Shares is by completing the gold 401(k) Plan Direction Form as described, signing and returning it to Fidelity who will process your instructions. The address you should use to return the gold 401(k) Plan Direction Form is on the postage paid, pre-addressed return envelope (P.O. Box 9142, Hingham, MA 02043). You may also return your completed gold 401(k) Plan Direction Form by overnight courier to:

Tabulator

60 Research Road

Hingham, MA 02043

THE GOLD TENDER INSTRUCTION FORM MUST BE RECEIVED BY FIDELITY BEFORE 4:00 P.M., EASTERN STANDARD TIME, ON MONDAY, NOVEMBER 13, 2006. YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO PROPERLY DIRECT FIDELITY TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST FOLLOW THE INSTRUCTION BELOW:

•	INSTRUCTIONS. Read carefully and follow exactly the instructions in the Letter from Trustee to Participants in the Wendy’s Profit Sharing and Savings Plan and the gold 401(k) Plan Direction Form. These instructions tell you how to direct Fidelity regarding your Plan Shares.

•	FORM. Complete the enclosed gold 401(k) Plan Direction Form according to the instructions.

•	NUMBER OF SHARES. Designate on the gold 401(k) Plan Direction Form the percentage of Plan Shares attributable to your individual account that you wish to tender. The 401(k) Plan Direction indicates the number of Plan Shares attributable to your individual account as of October 11, 2006. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Plan Shares attributable to your account as of November 13, 2006, or as of a later date if the Offer is extended.

•	PRICE. Designate on the gold 401(k) Plan Direction Form the price or prices at which you are willing to tender your Plan Shares. If you wish to maximize the chance of the Company purchasing the Plan Shares you tender, you may elect to accept the purchase price determined by the Company pursuant to the Offer process. This action will result in you receiving a price per Share as low as $33.00 or as high as $36.00.

•	SIGNATURE. You must sign the gold 401(k) Plan Direction Form. If you do not sign the gold 401(k) Plan Direction Form, your direction cannot be honored and the gold 401(k) Plan Direction Form will be void.

•	MAILING. A postage paid, pre-addressed return envelope has been enclosed with your Offer materials. You may use this envelope to return your completed gold 401(k) Plan Direction Form if you wish to have Fidelity tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

7. How do I send instructions to Fidelity?

Please return your instructions PROMPTLY, allowing for the standard delivery time of the U.S. mail. You may mail your gold 401(k) Plan Direction Form to Fidelity for the 401(k) Plan in the postage paid, pre-addressed return envelope that has been provided for your reply. You may also overnight your completed gold 401(k) Plan Direction Form to Fidelity at:

Tabulator

60 Research Road

Hingham, MA 02043

DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

8. Must I provide directions to Fidelity?

You must respond IF you wish Fidelity to tender your Plan Shares. DO NOT RESPOND IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES.

9. What if I have Shares in my 401(k) Plan account and hold Shares outside the 401(k) Plan?

If you have Shares in the 401(k) Plan and own other Shares outside the 401(k) Plan (such as in the WeShare Stock Option Plan, the 1990 Stock Option Plan or the 2003 Stock Incentive Plan of Wendy’s), in your possession or held by a brokerage firm, you will receive additional sets of Offer materials. You should be careful to follow each set of directions for the Shares.

10. Who will know whether I tendered my Plan Shares?

Your directions to Fidelity are CONFIDENTIAL. Neither Fidelity nor its affiliates or agents will make your individual direction available to Wendy’s.

11. Can I change my mind and direct Fidelity to withdraw Plan Shares that I previously directed to be tendered?

Yes. In order to make an effective withdrawal, you must submit a new gold 401(k) Plan Direction Form that may be obtained by calling Fidelity at (800) 835-5095. You should mail the form to Tabulator, P.O. Box 9142, Hingham, MA 02043 or send it by overnight courier to Tabulator, 60 Research Road, Hingham, MA 02043. The form must be received by Fidelity before 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006. Upon receipt of a new, completed and signed gold 401(k) Plan Direction Form, your previous direction will be deemed canceled.

12. Can I direct Fidelity to re-tender my Plan Shares?

Yes. If, after directing Fidelity to withdraw your Plan Shares, you wish to direct Fidelity to re-tender your Plan Shares, you must complete a new gold 401(k) Plan Direction Form and return it to Fidelity for receipt by 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006. You may obtain another copy of the gold 401(k) Plan Direction Form by calling Fidelity at 1-800-835-5095.

B. RESULTS OF THE OFFER; SHARES SOLD AND PRICE RECEIVED

13. Will all Plan Shares that I direct Fidelity to tender be purchased?

This depends upon the total number of Shares tendered and the price or prices at which you tender. If you tender Shares at a price above the Purchase Price determined by the Company pursuant to the Offer, your Shares will not be purchased. If you tender your Shares at or below the Purchase Price or you elect to tender your Shares at whatever the Purchase Price is determined by the Company pursuant to the Offer process, and if more Shares are tendered at or below the Purchase Price than the Company offered or has determined, subject to applicable law, to purchase, then the Company will purchase a pro rata portion of the Shares that you directed to be tendered. See Q&A #1 for a description of how the proration process works.

Plan Shares held in your 401(k) Plan account that are not accepted will remain in the Company Stock Fund subject to normal 401(k) Plan rules.

14. How will I know if my 401(k) Plan Shares have been purchased?

After the Offer has expired, all tender directions will be tabulated, which may take up to ten days. You may call Fidelity at 1-800-835-5095 (or access your account via www.401k.com) after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Freedom Income Fund invested in other investment options offered under the 401(k) Plan.

C. OPERATION OF THE 401(k) PLAN DURING THE OFFER

15. What happens if I request a distribution, withdrawal or reallocation following the announcement of the Offer but before the Offer expires?

If you direct Fidelity to tender some or all of the Shares attributable to your account, as of 4:00 p.m., Eastern Standard Time, on Monday, November 13, 2006, withdrawals, loans, distributions and exchanges out of the Company Stock Fund attributable to your 401(k) Plan account will be unavailable until all processing related to the Offer has been completed, unless the Offer is extended or terminated. Balances in the Company Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. In the event that the Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these Company Stock Fund transactions will commence. Please note that these restrictions DO NOT impact your ability to purchase additional units of the Company Stock Fund.

If you directed Fidelity to NOT tender any of the Shares attributable to your account, you did not return your gold 401(k) Plan Direction Form in a timely manner or your tender instructions could not be followed, you will continue to have access to all transactions normally available to you under the Plan.

UNDER THE TERMS OF THE 401(k) PLAN, SECTION 16 INSIDERS WHO TENDER SHARES WILL NOT BE PERMITTED TO MAKE AN ELECTION TO TRANSFER ANY AMOUNTS FROM OTHER INVESTMENT FUNDS INTO COMPANY COMMON STOCK FOR SIX MONTHS AFTER THE EXPIRATION DATE; HOWEVER, NEW CONTRIBUTIONS MAY BE INVESTED IN THE STOCK FUND DURING THIS SIX MONTH PERIOD.

16. If, between now and November 13, 2006, I transfer 401(k) Plan assets presently invested in another investment option into the Company Stock Fund or invest new contributions in the Company Stock Fund, can I tender those newly purchased shares as well?

You may tender any portion or all shares held in your account as of November 13, 2006, including recently purchased shares. Please note, however, due to the settlement requirements of the Company Stock Fund within the 401(k) Plan, when selling any mutual fund and buying Wendy’s common stock, the mutual fund sells on business day 1 and buys Wendy’s common stock on business day 2. In addition, there is no guarantee that your Shares will be tendered and hence no guarantee that you will be able to sell them at a price that exceeds your purchase price.

17. Will I be taxed on any proceeds received in 2006 from the Shares that I tender under the 401(k) Plan?

No. Because Offer proceeds received from Plan Shares will be received by and held in the 401(k) Plan, they will not be subject to current income taxes.

D. REINVESTMENT OF OFFER PROCEEDS

18. How will Fidelity invest the proceeds received from the Plan Shares that are tendered?

Fidelity will invest all cash proceeds received by the 401(k) Plan as soon as administratively feasible after receipt of these proceeds. The cash will be invested in the Fidelity Freedom Income Fund. Fidelity anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at 1-800-835-5095 (or access your account via www.401k.com) after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Freedom Income Fund invested in other investment options offered under the 401(k) Plan.